EXHIBIT 10.37

EXTENSION AGREEMENT

This Extension Agreement (this “Agreement”), dated as of January 30, 2009, is entered into by and among Location Based Technologies, Inc., a Nevada corporation (“Company”), Desiree Mejia, an individual with her principal residence at 1015 Avenue A, Redondo Beach, CA 90277 (“Pledgor”), Gemini Master Fund, Ltd., a Cayman Islands exempted company (Gemini the “Holders”).

R E C I T A L S:

WHEREAS, the Holder have loaned in the aggregate $625,000 to the Company, which loans are evidenced by various promissory notes issued to the Holders with a maturity date of February 18, 2009 (collectively, the “Notes”), which Notes are secured by a lien and pledge on certain securities pursuant to the terms of that certain Pledge Agreement entered into on November 18, 2008 by Pledgor in favor of the Holders; initially capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Notes or Pledge Agreement, as the case may be; and

WHEREAS, the Company wishes to extend the maturity date of the Notes in accordance with the terms hereof;

A G R E E M E N T:

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Extension of Maturity Date. The Maturity Date under the Notes is hereby extended from February 18, 2009 until May 18, 2009, provided that, upon the Borrower receiving any debt, equity or other financing, the Notes shall be repaid, on a pro rata basis among the Holders, with 100% of the net proceeds from such financing.

2.    Shares.  Gemini shall each receive 50,000 shares of the Company's common restricted stock, which shares shall be duly and validly issued, fully paid and non-assessable and freely tradable following the applicable Rule 144 holding period.  Gemini shall receive its/his stock certificate for 50,000 shares within seven (7) business days of the date hereof.

3.    Interest.  The Notes shall continue to accrue interest at a rate of 12% per annum.

4.    Pledge Agreement.  The Pledge Agreement shall remain in full force and effect and not in any way be effected by the extension of the Maturity Date granted herein.

5.    Expenses.  The Company shall promptly pay or reimburse the Holders for any and all expenses incurred in connection herewith.

6.    Full Force and Effect.  Except as otherwise expressly provided herein, the Note and the Pledge Agreement (“Transaction Documents”) shall remain in full force and effect.  Except for any waivers and modifications contained herein, this Agreement shall not in any way waive or prejudice any of the rights or obligations of the Holders or the Company under the Transaction Documents, under any law, in equity or otherwise, and such waivers and modifications shall not constitute a waiver or modification of any other provision of the Transaction Documents nor a waiver or modification of any subsequent default or breach of any obligation of the Company or of any subsequent right of the Holder.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

LOCATION BASED TECHNOLGIES, INC.

/s/ David M. Morse	/s/ Joseph F. Scalisi
David M. Morse CEO & Co-President	Joseph F. Scalisi CDO & Co-President

/s/ Desiree Mejia
Desiree Mejia

GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES, LLC, as investment manager

/s/ Steven Winters
Name: Steven Winters Title: Managing Member

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